Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Names New CEO

Ankeny, Iowa, June 22, 2006—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today announced the Board of Directors has elected Robert J. Myers as Chief Executive Officer effective June 21, 2006. Ronald M. Lamb, the previous CEO, will serve as Chairman of the Executive Committee and will remain Chairman of the Board of Directors.

“Now is a good time to make the transition,” said Lamb, “because our management team has never been stronger. Bob is an established leader and a natural fit for the CEO position.” Myers, age 59, has been President and Chief Operating Officer of Casey’s since June of 2004. He joined the Company in 1989 and has been part of its senior management team throughout his tenure. Lamb, age 70, has 37 years of industry experience and has been CEO since 1996. He will remain actively involved in setting the strategic direction for Casey’s.

The Board approved the nomination of Myers to stand for election to the Board of Directors at the annual meeting of shareholders, scheduled for September 15, 2006, to fill a seat currently held by John G. Harmon, Senior Vice President and Secretary of Casey’s. All other current Board members have been nominated to stand for election for another one-year term.

The Board approved other promotions, also effective June 21:

•	Terry W. Handley was elected Chief Operating Officer to succeed Myers. Handley, age 46, joined Casey’s in 1981 and has strong senior leadership experience within numerous areas of the Company. He has been Senior Vice President—Store Operations since June of 2004.

•	William J. Walljasper was promoted to Senior Vice President—CFO. Walljasper, age 41, previously was Vice President—CFO and has been with the Company since 1990.

•	Sam J. Billmeyer was promoted to Senior Vice President—Transportation and Support Operations. Billmeyer, age 49, previously was Vice President—Transportation and has been with the Company since 1991.

•	Robert C. Ford was promoted to Vice President—Store Operations. Ford, age 48, previously was Director—Store Operations and has been with the Company since 1979.